UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2017

GREAT BASIN SCIENTIFIC, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36662	83-0361454
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 E. South Temple, Suite 520, Salt Lake City, UT

(Address of principal executive offices)

84111

(Zip code)

(801) 990-1055

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On January 24 and January 25, 2017 certain holders of the 2016 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with conversions at the election of the holder pursuant to the terms of the 2016 Notes, as amended.  In connection with the conversions, the Company issued 240,136,753 shares of common stock.  As per the terms of the 2016 Notes, as amended, these pre-installment shares immediately reduced the principal amount outstanding of the 2016 Notes by $1,503,109 at a conversion price between $0.00468 and $0.00666 per share.

As of January 25, 2017 a total principal amount of $2.1 million of the 2016 Notes has been converted into shares of common stock.  Approximately $72.9 million in note principal remains to be converted. Restrictions on a total of $9.8 million in the Company’s restricted cash accounts has been released including $6.0 million at closing and $3.8 million in early release from the restricted cash accounts. $58.2 million remains in the restricted cash accounts to have the restrictions removed and become available to the Company at future dates pursuant to terms of the 2016 Notes.

As of January 25, 2017 there are 400,846,774 shares of common stock issued and outstanding.

 Item 3.03 Material Modifications to Rights of Security Holders

In connection with the conversions of the 2016 Notes in Item 3.02 hereof (the “Conversions”), the exercise prices of certain of our issued and outstanding securities were automatically adjusted to take into account the conversion price of the 2016 Notes.  The exercise price of the following security was adjusted as follows.

Series B Warrants

As of January 25, 2017, the Company has outstanding Series B Warrants to purchase 36 shares of common stock of the Company.  The Series B Warrants include a provision which provides that the exercise prices of the Series B Warrants will be adjusted in connection with certain equity issuances by the Company.  As a result of the Conversions, as of January 25, 2017, the exercise price for certain Common Warrants was adjusted from $645,355 to $46,310 per share of common stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: January 25, 2017	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer